Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Dan Crookshank (Investors) 724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.32 for the Quarter Ended June 30, 2009
Adjusted Diluted EPS for the Six Months Ended June 30, 2009 is $0.65
2009 Adjusted Diluted EPS Guidance Range Revised Upward to $1.13 to $1.20
PITTSBURGH—July 30, 2009—Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three and six months ended June 30, 2009.
Financial Highlights
•	Adjusted diluted EPS, which excludes the impact of certain purchase accounting items as well as other non-cash and/or non-recurring items as detailed below, was $0.32 and $0.65 for the three and six months ended June 30, 2009, compared to $0.20 and $0.29 for the same prior year periods;

•	Total revenues of $1.27 billion for the three months ended June 30, 2009, an increase of $63.9 million over the same prior year period;

•	Total revenues of $2.48 billion for the six months ended June 30, 2009, an increase of $199.3 million over the same prior year period;

•	On a GAAP basis, the company reported diluted EPS of $0.19 and $0.42 for the three and six months ended June 30, 2009, compared to a loss per share of $0.05 and $1.52 in the same prior year periods. The six months ended June 30, 2008 included a non-cash goodwill impairment charge of $385.0 million related to the Specialty Segment.
Mylan’s Chairman and CEO Robert J. Coury commented: “This was yet another successful quarter on many fronts for Mylan as, across the board, we delivered another quarter of financial performance that exceeded our expectations. Our powerful and integrated global platform enabled each of our businesses to generate year-over-year quarterly revenue growth on a constant currency basis and to deliver additional operational efficiencies as well. In addition, we took an important initial step in one of our targeted areas of future growth by entering into a collaborative agreement with Biocon in the area of generic biologics.”
Coury continued: “On the strength of the momentum provided by our first half results, coupled with what we now forecast to be a much stronger second half, we are very pleased to once again be increasing our full year 2009 adjusted diluted EPS guidance. At the mid-point of our new quidance range of $1.13 to $1.20, we’re now projecting year-over-year growth in full year adjusted diluted EPS of approximately 45%.”
Financial Summary
Total revenues for the quarter ended June 30, 2009, increased by $63.9 million, or 5.3%, to $1.27 billion, from $1.20 billion in the same prior year period. Increased revenues were realized by all three of Mylan’s reportable segments, Generics, Specialty and Matrix, as further discussed below. Excluding the unfavorable effect of foreign currency translation, primarily reflecting a stronger U.S. dollar, year-over-year revenue growth on a constant currency basis would have been approximately 13%.
Generics revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.03 billion in the current quarter, compared to $983.1 million in the same prior year period.
Total revenues from North America were $533.3 million for the three months ended June 30, 2009, compared to $452.0 million for the same prior year period, representing an increase of 18.0%.
Revenues from products launched in the U.S. subsequent to June 30, 2008, and increased volume were primarily responsible for the increase in revenues, partially offset by unfavorable pricing as a result of additional generic competition on certain products. In the current quarter, new products contributed revenues of $112.2 million, primarily consisting of Divalproex Sodium Extended-release (Divalproex), which Mylan launched in the first quarter of 2009.
Total revenues from EMEA were $367.8 million in the current quarter, compared to $389.8 million in the same prior year period, a decrease of 5.6%. On a constant currency basis, EMEA revenues increased by nearly 10% over the prior year period. Higher revenues in France, EMEA’s largest market, and the U.K. served to offset lower revenue in Germany. In France, revenues increased as a result of higher volumes and new product launches, while prior period revenues in the U.K. were negatively impacted by excess supply that existed in the market at that time. Also contributing to EMEA revenues were sales from the Central and Eastern European businesses, which Mylan acquired from Merck KGaA in June 2008.
Sales in Asia Pacific are derived from Mylan’s operations in Australia, Japan and New Zealand. Asia Pacific revenues were $127.9 million in the current quarter, compared to $141.4 million in the same prior year period, a decrease of 9.5%. On a constant currency basis, sales were slightly higher in the current quarter. This increase was driven by higher revenues in Japan as a result of continued pro-generic measures implemented by the Japanese government as well as new product launches. Additionally, in Australia, the effects of a government-mandated price reduction, which went into effect in July 2008, were more than offset by higher volumes and new products.
Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported third-party sales of $122.8 million, an increase of 16.0% from third-party sales of $105.9 million for the three months ended June 30, 2008. Perforomist®, Dey’s Formoterol Fumarate Inhalation Solution (Perforomist), and EpiPen®, Dey’s Epinephrine auto-injector (EpiPen), were the primary drivers of the increase in revenues.
Matrix reported third-party revenues of $116.9 million for the three months ended June 30, 2009, compared to $104.6 million for the same prior year period, representing an increase of 11.7%. On a constant currency basis, year-over-year revenue growth would have been approximately 29%. Matrix’s revenues increased primarily as a result of higher sales of first-line anti-retroviral (ARV) products from the Company’s finished dosage form (FDF) business.
Gross profit for the three months ended June 30, 2009, was $527.8 million and gross margins were 41.7%. Excluding certain purchase accounting items, gross margins would have been 47.2% in the current quarter compared to 43.7% in the same prior year period. Margin improvement was realized by all three of Mylan’s segments, driven primarily by products launched subsequent to June 30, 2008, and continued integration synergies.
Gross margins in the current quarter were negatively impacted by certain purchase accounting items of approximately $70.1 million, which consisted primarily of amortization related to purchased intangible assets. In the same prior year period, gross margins were negatively impacted by similar items, which amounted to approximately $112.1 million.
Earnings from operations were $174.7 million for the three months ended June 30, 2009, compared to $74.0 million in the same prior year period. Excluding purchase accounting items from both periods, earnings from operations would have been $244.8 million in the current quarter, compared to $186.1 million in the prior year.
The increase in operating income in the current quarter is due to increased sales and gross profit, as well as lower R&D expense, partially offset by higher SG&A expense.
SG&A expense increased in the current quarter primarily due to higher payroll and payroll related costs and increased legal and consulting costs, including those associated with the purchase, during the quarter, of additional shares in Matrix. Both SG&A and R&D expense in the current quarter were favorably impacted by the effect of the stronger U.S. dollar and by synergies realized as a result of the company’s ongoing restructuring initiatives.
Interest expense for the current quarter totaled $78.2 million, compared to $92.4 million for the three months ended June 30, 2008. This decrease is primarily the result of the reduction of outstanding debt balances through repayments made in December 2008 and March 2009, as well as lower overall interest rates. Other income, net, for the current quarter was $25.3 million, which included a $13.9 million favorable adjustment to the Company’s restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects and a gain of approximately $10.4 million on the termination of two 50% owned joint ventures with Aspen Pharmacare Holdings Limited of South Africa.
Total revenues for the six months ended June 30, 2009, increased by $199.3 million, or 8.8%, to $2.48 billion, from $2.28 billion in the same prior year period. As with the quarter, increased revenues were realized by all three of Mylan’s reportable segments. On a constant currency basis, year-over-year revenue growth would have been approximately 17%.
Also included in total revenues for the six months ended June 30, 2009 are other revenues of $52.7 million, which increased by $24.8 million from the same prior year period. This increase is primarily the result of the acceleration of the recognition of revenue related to certain product development arrangements that had been previously deferred.
Generics revenues were $2.06 billion in the six months ended June 30, 2009, compared to $1.89 billion in the same prior year period.
Total revenues from North America were $1.12 billion for the six months ended June 30, 2009, compared to $840.8 million for the same prior year period, representing an increase of 33.1%. This increase was the result of new product revenue of $250.1 million, mainly Divalproex, and higher volumes, partially offset by unfavorable pricing.
Mylan’s Fentanyl Transdermal System (Fentanyl), Mylan’s AB-rated generic alternative to Duragesic®, continued to contribute significantly to both revenue and gross profit despite the entrance into the market of additional generic competition. Sales of Fentanyl have remained relatively strong primarily due to Mylan’s ability to continue to be a stable and reliable source of supply to the market.
Total revenues from EMEA were $700.6 million in the current quarter, compared to $778.7 million in the same prior year period, a decrease of 10.0%. On a constant currency basis, EMEA revenues would have increased by nearly 5%. Higher revenues in France, driven mainly by new product launches, and a full six months of revenue contribution from the Central and Eastern European businesses served to offset lower revenues brought about by continued pricing pressures in certain European markets such as Germany and Portugal.
Asia Pacific revenues were $236.9 million in the current quarter, compared to $270.2 million in the same prior year period, a decrease of 12.3%. On a constant currency basis, sales in the current year would have been essentially flat.
Specialty reported third-party sales of $202.2 million, compared to $183.0 million for the six months ended June 30, 2008. EpiPen was the primary driver of the increase in revenues. Higher sales of Perforomist were offset by lower sales of DuoNeb®, which continues to experience the unfavorable impact of generic competition, which first entered the market in 2007.
Matrix reported third-party revenues of $219.5 million for the six months ended June 30, 2009, compared to $192.3 million for the same prior year period, representing an increase of 14.2%. On a constant currency basis, year-over-year revenue growth would have been approximately 35%, driven by increased sales of ARV FDF products.
Gross profit for the six months ended June 30, 2009, was $1.05 billion and gross margins were 42.5%. Excluding certain purchase accounting items totaling $139.1 million for the six months ended June 30, 2009, and $230.2 million in the same prior year period, gross margins would have been 48.1% compared to 43.7%. The increase in gross margins was driven primarily by products launched subsequent to June 30, 2008, and continued integration synergies.
Earnings from operations were $402.1 million for the six months ended June 30, 2009, compared to a loss from operations of $297.5 million in the same prior year period, which included a non-cash goodwill impairment charge of $385.0 million. Excluding purchase accounting items from both periods, as well as the non-cash impairment charge from the prior year, earnings from operations would have been $541.2 million in the current year, compared to $317.7 million in the prior year.
The increase in operating income in the current year is due to increased sales and gross profit, as well as lower overall operating expenses. Additionally, earnings from operations in the current year include approximately $28.5 million of incremental revenue resulting from the acceleration of the recognition of revenue related to certain product development arrangements as discussed above.
Operating expenses decreased overall as a result of the favorable effect of the stronger U.S. dollar and by synergies realized as a result of the company’s ongoing restructuring initiatives. In addition, the prior year included higher costs as a result of a greater amount of activity associated with the integration of the former Merck Generics business. Partially offsetting these favorable items were increased professional and consulting fees as well as higher payroll and payroll related costs.

Interest expense for the current year totaled $163.2 million, compared to $188.9 million for the six months ended June 30, 2008. This decrease is primarily the result of the reduction of outstanding debt balances through repayments made in December 2008 and March 2009, as well as lower overall interest rates.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $299.1 million for the quarter ended June 30, 2009 and $625.8 million for the six months then ended. After adjusting for certain non-recurring or non-cash items as further discussed below, adjusted EBITDA was $316.6 million and $641.5 million for the three and six months, respectively.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring and non-cash expenses and revenue in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of Mylan’s results as reported under GAAP to its adjusted results for the three and six months ended June 30, 2009:

	Three Months Ended June 30, 2009				Six Months Ended June 30, 2009
	US GAAP	Adjustments		As Adjusted	US GAAP	Adjustments		As Adjusted
Total revenues	1,267.0	(2.3	) a	1,264.7	2,476.9	(30.8	) a	2,446.1
Cost of sales	739.2	(72.8	) b	666.4	1,423.4	(149.2	) b	1,274.2

Gross profit	527.8	70.5		598.3	1,053.5	118.4		1,171.9
Operating expenses:
Research and development	74.0	(18.6	) c	55.4	132.9	(22.2	) c	110.7
Selling, general and administrative	279.7	(20.4	) a	259.3	521.3	(33.5	) a	487.8
Litigation settlements, net	(0.6)	0.6		—	(2.8)	2.8		—

Total operating expenses	353.1	(38.4)		314.7	651.4	(52.9)		598.5

Earnings from operations	174.7	108.9		283.6	402.1	171.3		573.4
Interest expense	78.2	(10.7	) d	67.5	163.2	(20.9	) d	142.3
Other income, net	25.3	(23.8	) e	1.5	29.5	(23.8	) e	5.7

Earnings before income taxes and noncontrolling interest	121.8	95.8		217.6	268.4	168.4		436.8
Income tax provision	26.2	44.2	f	70.4	63.6	72.4	f	136.0

Net earnings before noncontrolling interest	95.6	51.6		147.2	204.8	96.0		300.8
Net (earnings) loss attributable to the noncontrolling interest	(2.8)	3.0	g	0.2	(5.8)	3.0	g	(2.8)

Net earnings attributable to Mylan Inc. before preferred dividends	92.8	54.6		147.4	199.0	99.0		298.0
Preferred dividends	34.8	(34.8	) h	—	69.5	(69.5	) h	—

Net earnings attributable to Mylan Inc. common shareholders	$58.0	$89.4		$147.4	$129.5	$168.5		$298.0

Diluted earnings per common share
attributable to Mylan Inc:	$0.19			$0.32	$0.42			$0.65

Diluted weighted average common shares outstanding:	306.3			459.1	305.8			458.6

(a)	This adjustment relates to Integration and other non-recurring items, which includes charges principally related to the acquisition and integration of the former Merck Generics business (e.g., non-recurring professional and consulting fees and other non-recurring expenses) as well as certain restructuring and non-recurring revenue items.

(b)	This amount consists primarily of amortization expense related to purchased intangible assets in the amount of $70.1 million and $139.1 million for the three and six months, respectively. The remainder in each period relates to integration and other non-recurring items. See footnote (a).

(c)	This amount includes a one-time charge related to an upfront payment made with respect to the Company’s execution of a co-development agreement during the quarter ended June 30, 2009 and integration and other non-recurring items. See footnote (a).

(d)	Represents non-cash interest on the Company’s convertible notes.

(e)	Included in this amount is a $13.9 million favorable adjustment to the Company’s restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects and a gain of approximately $10.4 million on the termination of two 50% owned joint ventures with Aspen Pharmacare Holdings Limited of South Africa. The remainder in each period relates to integration and other non-recurring items. See footnote (a).

(f)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in a year to date (and annual) adjusted effective tax rate on adjusted earnings of 31% including the impact of tax synergies.

(g)	The gain of $10.4 million described in footnote (e) was recorded by the Company’s majority-owned subsidiary. As this gain was excluded from adjusted earnings, an adjustment was recorded to also exclude from net earnings the amounts attributable to the noncontrolling interest with respect to this gain.

(h)	Adjusted diluted EPS for the three and six months ended June 30, 2009, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into a maximum of 152.8 million shares of common stock and excludes the preferred dividend from the calculation. The “if-converted” method was more dilutive to adjusted diluted EPS for the three and six month periods by approximately $0.05 per share and $0.09 per share, respectively.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and six months ended June 30, 2009:

	Three months ended	Six months ended
(in millions)	June 30, 2009	June 30, 2009
GAAP net earnings attributable to Mylan Inc.	$92.9	$198.9
Add/(Deduct):
Net earnings attributable to the noncontrolling interest	2.8	5.8
Income from equity method investees	(0.5)	(1.3)
Income taxes	26.2	63.6
Interest expense	78.2	163.2
Depreciation & amortization	99.5	195.6

EBITDA	299.1	625.8
Add/(Deduct) Adjustments:
Non-cash stock-based compensation expense	6.2	14.7
Litigation settlements, net	(0.6)	(2.8)
Integration and other non-recurring items	11.9	3.8

Adjusted EBITDA	$316.6	$641.5

Conference Call
Mylan will host a conference call and live webcast today, Thursday, July 30, 2009, at 8:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the July 30 call is 877.857.6176 or 719.325.4764 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 1742471. To access a live webcast of the call, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the quarter ended Mar. 31, 2009, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2009 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
		As Adjusted*		As Adjusted*
Revenues:
Net revenues	$1,255,798	$1,187,258	$2,424,160	$2,249,670
Other revenues	11,179	15,864	52,733	27,912

Total revenues	1,266,977	1,203,122	2,476,893	2,277,582
Cost of sales	739,210	788,912	1,423,393	1,513,150

Gross profit	527,767	414,210	1,053,500	764,432

Operating expenses:
Research and development	74,016	80,753	132,853	164,599
Impairment loss on goodwill	—	—	—	385,000
Selling, general and administrative	279,672	259,357	521,344	512,269
Litigation settlements, net	(634)	100	(2,751)	100

Total operating expenses	353,054	340,210	651,446	1,061,968

Earnings (loss) from operations	174,713	74,000	402,054	(297,536)
Interest expense	78,172	92,386	163,175	188,865
Other income, net	25,308	7,855	29,498	14,816

Earnings (loss) before income taxes and noncontrolling interest	121,849	(10,531)	268,377	(471,585)
Income tax provision (benefit)	26,178	(28,905)	63,632	(76,026)

Net earnings (loss)	95,671	18,374	204,745	(395,559)
Net (earnings) loss attributable to the noncontrolling interest	(2,801)	72	(5,816)	2,114

Net earnings (loss) attributable to Mylan Inc. before preferred dividends	92,870	18,446	198,929	(393,445)
Preferred dividends	34,759	34,759	69,518	69,477

Net earnings (loss) attributable to Mylan Inc. common shareholders	$58,111	$(16,313)	$129,411	$(462,922)

Earnings (loss) per common share attributable to Mylan Inc.:
Basic	$0.19	$(0.05)	$0.42	$(1.52)

Diluted	$0.19	$(0.05)	$0.42	$(1.52)

Weighted average common shares outstanding:
Basic	304,991	304,284	304,784	304,233

Diluted	306,256	304,284	305,759	304,233

*	Adjusted to reflect the adoption of FSP APB No. 14-1

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30, 2009	December 31, 2008
		As Adjusted*
Assets:
Current assets:
Cash and cash equivalents	$429,477	$557,147
Restricted cash	56,050	40,309
Available-for-sale securities	30,117	42,260
Accounts receivable, net	1,140,605	1,164,613
Inventories	1,077,088	1,065,990
Other current assets	289,238	304,354

Total current assets	3,022,575	3,174,673
Intangible assets, net	2,429,344	2,453,161
Goodwill	3,179,083	3,161,580
Other non-current assets	1,611,682	1,620,445

Total assets	$10,242,684	$10,409,859

Liabilities:
Current liabilities	$1,421,417	$1,544,650
Long-term debt	4,978,289	5,078,937
Other non-current liabilities	930,690	999,431

Total liabilities	7,330,396	7,623,018
Noncontrolling interest	16,235	29,108
Mylan Inc. shareholders’ equity	2,896,053	2,757,733

Total liabilities and shareholders’ equity	$10,242,684	$10,409,859

*	Adjusted to reflect the adoption of FSP APB No. 14-1